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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-86807) and related Prospectus of The Times Mirror Company for the registration of Debt Securities, Convertible Debt Securities, Exchangeable Debt Securities, Preferred Stock, Convertible Preferred Stock, Exchangeable Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts, and Stock Purchase Units, with an aggregate offering price of not more than $1 billion and to the incorporation by reference therein of our report dated February 8, 1999 except for Notes 3 and 21 as to which the date is September 27, 1999, with respect to the consolidated financial statements and schedule of The Times Mirror Company for the year ended December 31, 1998 included in its Current Report (Form 8-K) dated September 3, 1999, filed with the Securities and Exchange Commission on September 29, 1999.

                                        ERNST & YOUNG LLP



Los Angeles, California
October 1, 1999